Exhibit 10.3

April 26, 2012

Andrew P. Keenan

12 Stop River Road

Norfolk, MA 02056

Dear Andrew:

This letter serves to amend certain terms of the prior offer letter, as amended to date, to you from Carbonite, Inc. (the “Company”). Your prior offer letter indicated that if you are terminated without Cause (as defined in your offer letter) or are Constructively Terminated (as defined in your offer letter) absent a Change of Control (as defined in your offer letter), you will be entitled to receive an amount equal to (i) your then current base salary for a six-month period commencing with the effective date of your termination of employment with the Company and (ii) continued health and other insurance and retirement benefits during such six-month period; provided, however, that if you are terminated without Cause or are Constructively Terminated as a result of the Company significantly underperforming and being in danger of insolvency unless significant cost reductions are implemented throughout the Company (the “Adverse Financial Condition”), you will only be entitled to receive an amount equal to (i) your then current base salary for a three-month period commencing with the effective date of your termination of employment with the Company and (ii) continued health and other insurance and retirement benefits during such three-month period.

Upon your counter signature below to this amendment to your offer letter, your offer letter will be amended to remove the Adverse Financial Condition qualification from your offer letter and to provide that, if you are terminated without Cause or are Constructively Terminated absent a Change of Control, you will be entitled to receive (i) your then current base salary for a six-month period commencing with the effective date of your termination of employment with the Company and (ii) an amount equal to six times the monthly amount that the Company paid for your participation in the Company’s health insurance plan during the month immediately preceding your termination date, subject to any and all additional conditions and qualifications contained in your offer letter. Following your termination date, all benefits offered by the Company, including health insurance benefits, shall cease. From and after such date, you may elect to continue your participation in the Company’s health insurance benefits at your expense pursuant to COBRA by notifying the Company in the time specified in the COBRA notice you will be provided and paying the monthly premium yourself. Notwithstanding the above, if you are a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then any amounts payable to you during the first six months and one day following the date of termination that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code (as determined by the Company in its sole discretion) shall not be paid to you until the date that is six months and one day following such termination to the extent necessary to avoid adverse tax consequences under Section 409A of the Code.

By signing below, you acknowledge that (i) this letter amends your existing offer letter, as amended to date and (ii) you affirm the other provisions in your existing offer letter, as amended to date.

Sincerely,

CARBONITE, INC.		EMPLOYEE:

By:	/s/ David Friend	/s/ Andrew P. Keenan
David Friend		Sign Name
CEO

Andrew P. Keenan
(Print Name)

Date: 4/26/12